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Filed Pursuant to Rule 424(b)(5) Registration No. 333-130584

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 22, 2008)

EdNotes®

With Maturities of 9 Months or More from the Date of Issue

        This prospectus supplement contains terms that apply to our EdNotes that we may offer to sell from time to time. The final terms of each issuance of our EdNotes will be set prior to the time of sale and described in a pricing supplement. You should read this prospectus supplement, the attached prospectus, any issuer free writing prospectus and the applicable pricing supplement carefully before you invest.

        We may offer an unlimited amount of notes with this prospectus supplement in various offerings. We may sell notes to the agents as principals for resale at variable or fixed offering prices or through the agents as agents, using their reasonable best efforts on our behalf. Under some circumstances, we may also sell notes directly on our own behalf without the assistance of agents.

        We do not plan to list the notes on any securities exchange unless we specify otherwise in the pricing supplement for your notes.

        "EdNotes" is a registered trademark of SLM Corporation.

        Investing in our EdNotes involves certain risks, including those described in the "Risk Factors" section beginning on page S-4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement, the attached prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

        Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.

Joint Lead Managers and Lead Agents
Banc of America Securities LLC	Incapital LLC
Agents

Charles Schwab & Co.	RBC Capital Markets
Citi	UBS Investment Bank
Fidelity Capital Markets Services, a division of National Financial Services LLC	Wachovia Securities, LLC
Morgan Stanley

The date of this prospectus supplement is July 22, 2008.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
FORWARD-LOOKING STATEMENTS	2
SLM CORPORATION	3
USE OF PROCEEDS	3
SECURITIES WE MAY OFFER	3
ADDITIONAL INFORMATION	4
DESCRIPTION OF DEBT SECURITIES	4
DESCRIPTION OF CAPITAL STOCK	12
DESCRIPTION OF WARRANTS	13
PLAN OF DISTRIBUTION	14
LEGAL MATTERS	16
EXPERTS	16

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is a prospectus supplement that supplements a prospectus which is part of a registration statement that we have filed with the Securities and Exchange Commission. This prospectus supplement provides you with a general description of the notes we may offer in connection with our EdNotes program. We may offer an unlimited amount of EdNotes with this prospectus supplement in various offerings. While we have various other medium term notes and other indebtedness outstanding, references in this prospectus supplement to "notes" are to our EdNotes only.

        Each time we issue notes, we will file, to the extent required, an issuer free writing prospectus containing the material terms of the notes, and we will also file a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific terms and conditions of a particular issuance of notes being offered to you. A copy of that pricing supplement will be provided to you along with a copy of this prospectus supplement and the attached prospectus. That pricing supplement also may add to, update or change information in this prospectus supplement and the attached prospectus. If there is any inconsistency between the information in the pricing supplement, this prospectus supplement and the attached prospectus, you should rely on the information in the pricing supplement. You should read this prospectus supplement, the attached prospectus, the pricing supplement and any issuer free writing prospectus for a particular issuance of notes together with the additional information that is incorporated by reference in this prospectus supplement and the attached prospectus. That additional information is described under the heading "Where You Can Find More Information" beginning on page 1 of the attached prospectus.

        You should rely only on the information provided in this prospectus supplement, the attached prospectus, the pricing supplement and any issuer free writing prospectus for a particular issuance of notes, including the information incorporated by reference in this prospectus supplement and the attached prospectus. Neither we, nor any of the agents, have authorized anyone to provide you with different information. We are not offering our EdNotes in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the attached prospectus, any pricing supplement or any issuer free writing prospectus is accurate at any date other than the date indicated on the cover page of those documents.

        Unless otherwise indicated or unless the context requires otherwise, references in this prospectus supplement to "we," "us," "our," or similar references mean SLM Corporation.

SUMMARY

        This section summarizes the legal and financial terms of our EdNotes that are described in more detail in "Description of EdNotes" beginning on page S-8. Final terms of any particular issuance of notes will be determined at the time of sale and will be contained in the pricing supplement relating to those notes. That pricing supplement may vary from and supersede the terms contained in this summary. In addition, you should read the more detailed information appearing elsewhere in this prospectus supplement and the attached prospectus.

Issuer	SLM Corporation.
Purchasing Agent	Incapital LLC.
Joint Lead Managers and Lead Agents	Banc of America Securities LLC and Incapital LLC.
Agents
Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Fidelity Capital Markets Services, a division of National Financial Services LLC, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, UBS Securities LLC and Wachovia Securities, LLC.
Title of Notes	Medium Term Notes, Series B, also known as EdNotes®.
Amount
We may offer an unlimited amount of EdNotes with this prospectus supplement in various offerings. There are no limitations on our ability to issue additional indebtedness in the form of EdNotes or otherwise.
Denominations	The notes will be issued and sold in denominations of $1,000 and multiples of $1,000, or as otherwise stated in the pricing supplement for your notes.
Status	The notes will be our direct unsecured unsubordinated obligations and will rank equally in right of payment with our other unsecured unsubordinated indebtedness.
Maturities	Each note will mature nine months or more from its date of original issuance, as specified in the applicable pricing supplement.
Interest
Each note will bear interest from its date of original issuance at a fixed rate per year (which will be zero in the case of a zero-coupon note), floating rate per year or as otherwise stated in the applicable pricing supplement.

We will pay interest on each note, other than on a zero-coupon note, monthly, quarterly, semi-annually or annually on each interest payment date and on the maturity date or the date of any earlier redemption or repayment.
Principal	The principal amount of each note will be payable on its maturity date at the corporate trust office of the paying agent or at any other place we may designate.
Redemption
Unless otherwise stated in the applicable pricing supplement, the notes will not be redeemable at our option before the maturity date. If notes are redeemed before maturity, both interest and principal will be paid on the date of redemption. The notes will be unsecured and not subject to any sinking fund.

Change of Control	If applicable to any particular issuance of notes, we will be required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event.
Survivor's Option
Specific notes may contain a provision giving a representative of the beneficial owner of the notes the right to require repayment of those notes before maturity, if requested, following the death of the beneficial owner of the notes. This right is not available unless it is specified in the pricing supplement for your notes.
Sales and Clearance
We will sell notes in the United States only. Notes will be issued in book-entry form only and will clear through The Depository Trust Company ("DTC"). We do not intend to issue notes in certificated form.
Trustee and Paying Agent
The EdNotes being offered by this prospectus supplement and the attached prospectus and any pricing supplement will be issued under an indenture, dated as of October 1, 2000, between us and The Bank of New York, as successor to J.P. Morgan Chase Bank, National Association, as supplemented by a fourth supplemental indenture, dated as of January 16, 2003, as amended by an amended fourth supplemental indenture, dated as of December 17, 2004 and a second amended fourth supplemental indenture, dated as of July 22, 2008, (which we collectively refer to as the "Indenture"), each such supplemental indenture between us and Deutsche Bank Trust Company Americas, as trustee for our EdNotes, which Indenture is more fully described in the accompanying prospectus. The trustee and paying agent for the EdNotes under the Indenture is Deutsche Bank Trust Company Americas. You may contact the trustee and paying agent at Deutsche Bank Trust Company Americas, Shareholder Relations, telephone number 1-800-735-7777.
Selling Group
The agents, including the purchasing agent, have entered into an amended and restated selling agent agreement with us, dated as of July 22, 2008. Dealers who are members of the selling group have executed a master selected dealer agreement with the purchasing agent. The agents and the dealers have agreed to market and sell the notes in accordance with the terms of those respective agreements and applicable laws and regulations. You may contact the purchasing agent at Incapital LLC, 327 Plaza Real, Suite 225, Boca Raton, Florida 33432, for a list of selling group members.
The agents and dealers comprising the selling group are broker-dealers and securities firms.

RISK FACTORS

        Your investment in the notes involves risk. In consultation with your financial and legal advisers, you should carefully consider the following risks and the other information included or incorporated by reference in the applicable pricing supplement, this prospectus supplement and the attached prospectus, including the information under "Forward-Looking Statements" beginning on page 2 of the attached prospectus, before deciding that an investment in the notes is suitable for you. You should not purchase the notes unless you understand and can bear the investment risks of the notes.

There May Not Be Any Trading Market for the Notes.

        Upon issuance, the notes will not have an established trading market. We cannot assure you that a trading market for the notes will ever develop or, if one develops, that it will be maintained. In addition to our creditworthiness, many factors affect the trading market for the notes and their trading value. These factors include:

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  the method of calculating the principal and interest on the notes;

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  the time remaining to the maturity of the notes;

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  the total outstanding amount of any particular issuance of notes or of our notes in total;

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  any redemption or repayment features of the notes; and

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  the level, direction and volatility of interest rates for securities like our notes and in general.

        You should also be aware that there may be a limited number of buyers if you decide to sell the notes. This may affect the price you receive for the notes or your ability to sell the notes at all.

If the Notes are Redeemable, We May Redeem Them When Prevailing Interest Rates are Relatively Low.

        If the pricing supplement for your notes provides that the notes are redeemable at our option, we may choose to redeem the notes on or after the date indicated in the pricing supplement. If that pricing supplement provides that the notes are subject to mandatory redemption or are otherwise redeemable at the option of the holder, we also may be required to redeem the notes upon the occurrence of certain events or at a certain date. In the event that prevailing interest rates are relatively low when we choose or are required to redeem the notes, you may not be able to reinvest the redemption proceeds in a comparable security with a yield as high as that on the notes being redeemed. Our ability to redeem the notes before the maturity date may affect the market value of the notes at any time when potential purchasers believe we are likely to redeem the notes.

Our Credit Ratings May Not Reflect All Risks of an Investment in Our EdNotes.

        The credit ratings of our senior unsubordinated indebtedness, which includes our notes, may not reflect the potential impact of all risks related to any trading market for the notes or their trading value. In addition, changes or anticipated changes in our credit ratings generally will affect any trading market for the notes or their trading value.

If the Notes You Purchase are Floating Rate Notes, You May Receive a Lesser Amount of Interest in the Future.

        Because the interest rate on floating rate notes will be indexed to an external interest rate or index that may vary from time to time, there will be significant risks not associated with a conventional fixed rate debt security. These risks include fluctuation of the applicable interest rate and the possibility that, in the future, you will receive a lesser amount of interest. We have no control over a number of matters that may affect interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, interest rates have been volatile, and volatility may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

If the Floating Rate Notes You Purchase are Subject to a Maximum Interest Rate, Your Return Will Be Limited.

        If the applicable pricing supplement specifies that your floating rate notes are subject to a maximum interest rate, the rate of interest that will accrue on the floating rate notes during any interest reset period will never exceed the specified maximum interest rate. Conversely, although the applicable rate of interest will always be greater than zero for floating rate notes, unless a minimum interest rate is specified in the applicable pricing supplement, the interest rate you receive in the future may decrease.

An Investment in Notes Indexed to The Consumer Price Index Entails Significant Risks that are Not Associated With Similar Investments in Conventional Floating Rate or Fixed Rate Debt Securities.

        You should consult your financial and legal advisors as to the risks entailed by an investment in consumer price index-linked notes and the suitability of an investment in consumer price index-linked notes in light of your particular circumstances.

The Interest Rate on Consumer Price Index-linked Notes May Be Less Than the Spread and, in Some Cases, Could Be Zero.

        Interest payable on consumer price index-linked notes is linked to changes in the level of the consumer price index (as defined below) during twelve-month measurement periods.

        If the consumer price index does not increase during a relevant measurement period, which is likely to occur when there is little or no inflation, owners of consumer price index-linked notes may receive interest payments for that interest period equal to the spread (if the interest rate formula provides for a spread), which will be specified in the applicable pricing supplement for your notes, or equal to the minimum interest rate (if the interest rate formula provides for a multiplier), which may be as low as zero percent.

        If the consumer price index decreases during a relevant measurement period, which is likely to occur when there is deflation, owners of consumer price index-linked notes will receive interest payments for that interest period that are less than the spread or equal to the minimum interest rate, which may be as low as zero percent, as applicable.

The Interest Rate on Consumer Price Index-Linked Notes May Fall Below the Rate Otherwise Payable on Similar Fixed or Floating Rate Debt Securities Issued by Us.

        The interest rate on consumer price index-linked notes, including the minimum interest rate, may be below what we would expect to pay if we issued non-callable senior debt securities with a fixed or floating rate and similar maturity to that of the consumer price index-linked notes. Any interest payable in excess of the minimum interest rate on the consumer price index-linked notes will be based upon the difference in the level of the consumer price index determined as of the specified measurement dates plus the spread or multiplied by the multiplier, as applicable.

The Historical Levels of The Consumer Price Index are Not an Indication of the Future Levels of the Consumer Price Index and Those Levels May Change Substantially.

        Holders of consumer price index-linked notes will receive interest payments that will be affected by changes in the consumer price index. Such changes may be significant. Changes in the consumer price index are a function of the changes in specified consumer prices over time, which result from the interaction of many factors over which we have no control.

        The historical levels of the consumer price index are not an indication of the future levels of the consumer price index during the term of the consumer price index-linked notes. In the past, the consumer price index has experienced periods of volatility, including on a monthly basis, and this volatility may occur in the future. Fluctuations and trends in the consumer price index that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

The Consumer Price Index Itself and the way The Bureau of Labor Statistics Calculates The Consumer Price Index May Change in the Future or The Consumer Price Index May No Longer Be Published.

        The Bureau of Labor Statistics of the U.S. Labor Department ("BLS") may change the method by which it calculates the consumer price index. If there are changes in the way the consumer price index is calculated, it could reduce the level of the consumer price index and lower the interest payment with respect to consumer price index-linked notes. Accordingly, the amount of interest, if any, payable on consumer price index-linked notes, and therefore the value of the consumer price index-linked notes, may be significantly reduced. If the consumer price index is substantially altered (as determined in the sole discretion of the calculation agent), a substitute index will be employed to calculate the interest payable on consumer price index-linked notes.

The Rating Agencies Could Downgrade the Ratings on Our Senior Unsecured Debt, Which Could Increase Our Costs of Funds.

        In addition to securitizations, we also utilize senior unsecured long-term and short-term debt for our financing and liquidity, the cost of which is dependent upon our credit ratings. As of July 22, 2008, our senior unsecured long-term debt was rated Baa2 (negative outlook), BBB-, and BBB and our senior unsecured short-term debt was rated P-2, A-3 and F-3 by Moody's Investors Service, Inc., Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and Fitch Ratings, respectively. If any or all of these ratings are downgraded for any reason, our overall cost of issuing senior unsecured debt could increase.

The Provisions of the Notes relating to Change of Control Transactions Will Not Necessarily Protect You in the Event of a Highly Leveraged Transaction.

        If the notes contain change of control provisions, then the terms of the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a takeover, reorganization, recapitalization, restructuring, merger or other similar transactions involving us. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event (as defined below) that affords you the protections described in this prospectus supplement. Except as described under "Description of EdNotes—Repurchase Upon a Change of Control," the indenture does not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, reorganization, recapitalization, restructuring, merger or similar transaction.

We May Not Be Able to Repurchase All of the Notes Upon a Change of Control Triggering Event, Which Would Result in a Default under the Notes.

        If applicable to any particular issuance of notes, we will be required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the notes.

SLM CORPORATION

        SLM Corporation is a holding company that operates through a number of subsidiaries. We were formed in 1972 as the Student Loan Marketing Association, a federally chartered government-sponsored enterprise ("GSE"), with the goal of furthering access to higher education by acting as a secondary market for student loans. In 2004, we completed the transformation to a private company through the wind-down of the GSE. The GSE's outstanding obligations were placed into a Master Defeasance Trust Agreement as of December 29, 2004, which was fully collateralized by direct, noncallable obligations of the United States.

        Our primary business is to originate and hold student loans by providing funding, delivery and servicing support for education loans in the United States through our participation in the Federal Family Education Loan Program ("FFELP") and through our own non-federally guaranteed Private Education Loan programs. We primarily market our FFELP Stafford Loans and Private Education Loans through on-campus financial aid offices. We have also expanded into direct-to-consumer marketing, primarily for Private Education Loans, to reach those students and families that choose not to consult with the financial aid office.

        We also earn fees for a number of services, including student loan and guarantee servicing, 529 college-savings plan administration, debt collection and providing processing capabilities and information technology to educational institutions. We also operate a consumer savings network through Upromise, Inc.

        Our principal executive offices are located at 12061 Bluemont Way, Reston, VA 20190, and our telephone number is (703) 810-3000.

Recent Legislative Developments

        On May 21, 2008, the Department of Education (the "Department") announced that it will implement a program under the recently enacted "Ensuring Continued Access to Student Loan Act of 2008" (P.L. 110-227) to purchase certain FFELP loans and to provide liquidity to FFELP lenders. Under the program, the Department will purchase, until September 30, 2009, eligible FFELP loans originated between May 1, 2008 and June 30, 2009 at a purchase price equal to the sum of (i) par value, (ii) accrued interest (net of special allowance payments), (iii) the 1% origination fee paid to the Department, and (iv) a fixed amount of $75.00 per loan. Also, the Department will provide liquidity until September 30, 2009 by purchasing participation interests in pools of eligible FFELP loans at a price that will yield the Department the commercial paper rate plus 50 basis points. Details of the program will be available in the Federal Register.

USE OF PROCEEDS

        We intend to use the net proceeds from the sales of our EdNotes to provide additional funds for our operations and for other general corporate purposes. We will receive the net proceeds only from sales of the notes made in connection with their original issuance. We do not expect to receive any proceeds from resales of the notes by any of the agents.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the five years ended December 31, 2007 and for the three months ended March 31, 2008.

	Years ended December 31,					Three Months ended March 31,
	2003	2004	2005	2006	2007	2008
Ratio of Earnings to Fixed Charges(1)	3.26	2.77	1.69	1.39	0.93(2)	0.90(2)

(1)
For purposes of computing this ratio, earnings represent income before income tax expense plus fixed charges. Fixed charges represent interest expensed and capitalized, plus one-third (the proportion deemed representative of the interest factor) of rents, and net of income from subleases.

(2)
Due to pre-tax losses of $482 million and $166 million for the year ended December 31, 2007 and the three months ended March 31, 2008, respectively, the ratio coverage was less than 1:1.

DESCRIPTION OF EDNOTES

        We have summarized various terms that apply generally to our debt securities in the accompanying prospectus under the caption "Description of Debt Securities." The following description supplements that description.

        This section summarizes the material terms that will apply to each EdNote. Each particular note will have financial and other terms specific to it. We will describe the specific terms of each note in a pricing supplement. Those terms may vary from the terms described here. In the event of differences between the terms and conditions in this prospectus supplement and the related prospectus and the applicable pricing supplement, the applicable pricing supplement will govern. Capitalized terms not defined below have the meanings given to them in the attached prospectus and in the indenture relating to the notes.

        The EdNotes being offered by this prospectus supplement and the attached prospectus and any pricing supplement will be issued under an indenture, dated as of October 1, 2000, between us and The Bank of New York, as successor to J.P. Morgan Chase Bank, National Association, as supplemented by a fourth supplemental indenture, dated as of January 16, 2003, as amended by an amended fourth supplemental indenture, dated as of December 17, 2004 and a second amended fourth supplemental indenture, dated as of July 22, 2008, (which we collectively refer to as the "Indenture"), each such supplemental indenture between us and Deutsche Bank Trust Company Americas, as trustee for our EdNotes, which Indenture is more fully described in the accompanying prospectus. Throughout this prospectus supplement, any issuer free writing prospectus and any pricing supplement applicable to our EdNotes, we will refer to Deutsche Bank Trust Company Americas as the "EdNotes trustee." The notes constitute a single series of debt securities for purposes of the indenture. The indenture does not limit the aggregate amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. The indenture also does not limit the aggregate amount of any particular series that we may issue and allows us to "reopen" a prior offering at any later time without the consent of existing noteholders and offer additional debt securities having the same terms except for the issue date. We may offer an unlimited amount of EdNotes with this prospectus supplement in various offerings.

        The following statements are summaries of the material provisions of the indenture and the notes. These summaries are not complete and are qualified in their entirety by reference to the indenture, as supplemented or amended from time to time, including for the definitions of certain terms. We have filed a copy of the indenture with the Securities and Exchange Commission. We urge you to read the indenture and any applicable indenture supplements which we have filed or will file with the Securities and Exchange Commission because they, and not this description nor the one in the accompanying prospectus, define your rights as a holder of a note.

        Notes issued in accordance with this prospectus supplement, the attached prospectus and an applicable pricing supplement will have the following general characteristics:

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  the notes will be our direct unsecured unsubordinated obligations and will rank equally with all of our other unsecured unsubordinated indebtedness;

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  each note will mature on a day that is at least nine months or more from its date of original issuance;

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  the notes will not be subject to any sinking fund; and

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  the minimum denomination of the notes will be $1,000 and multiples of $1,000, or as otherwise stated in the pricing supplement.

        In addition, the pricing supplement relating to each offering of notes will describe specific terms of the notes, including:

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  the price, which may be expressed as a percentage of the aggregate principal amount of the notes, at which the notes will be issued to the public;

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  the date on which the notes will be issued to the public;

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  the maturity date of the notes;

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  if your note is a fixed rate note, the annual percentage rate at which your note will bear interest, if any;

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  if your note is a floating rate note, the applicable interest rate index and such other terms as are applicable to your floating rate note, as described in "—Floating Rate Notes—General Information" beginning on page S-11;

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  if your note is an original issue discount note, the yield to maturity;

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  the accrual basis for calculating interest;

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  the interest payment frequency and the interest payment dates;

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  the purchase price, the agents' discounts and commissions, if any, and the net proceeds to us;

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  whether the authorized representative of a beneficial owner of a note will have the right to request repayment of the note upon the death of the beneficial owner;

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  if the notes may be redeemed at our option before their maturity date, and the provisions relating to any such redemption;

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  if we will be required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event;

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  any special United States Federal income tax consequences of the purchase, ownership and disposition of the notes;

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  the depositary for your note, if other than DTC, and any circumstances under which you may request notes in non-global form, if we choose not to issue your note only in book-entry form; and

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  any other significant terms of the notes that are not inconsistent with the provisions of the indenture.

        We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the EdNotes trustee for cancellation.

Payment of Principal and Interest

        Payments of principal and interest, if any, with respect to global notes will be paid in immediately available funds to DTC or its nominee. Principal and interest on the notes will be paid to beneficial owners of notes in accordance with the arrangements then in place between the EdNotes trustee acting as the paying agent and DTC and its participants as described under "Registration and Settlement" beginning on page S-22. Interest on each note will be payable monthly, quarterly, semi-annually or annually on each interest payment date, other than with respect to zero-coupon notes, and at maturity or on the date of redemption or repayment if a note is redeemed or repaid on exercise of a survivor's option or upon the occurrence of a Change of Control Triggering Event prior to maturity. Interest is payable to the person in whose name a note is registered at the close of business on the regular record date before each interest payment date. Interest payable at maturity or on a date of redemption or repayment on exercise of a survivor's option is payable to the person to whom principal is payable.

        We will pay any administrative costs imposed by banks for making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments, including, without limitation, any withholding tax, is the responsibility of the holders of a beneficial interest in the notes on which such payments are made.

Payment of Interest

        Interest on the notes will be paid as follows:

Interest Payment Frequency	Interest Payment Date
Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month the note was issued.
Quarterly	Fifteenth day of every March, June, September and December, beginning in the month of March, June, September or December immediately following the date the note was issued.
Semi-annually	Fifteenth day of every June and December, beginning in the month of June or December immediately following the date the note was issued.
Annually	Fifteenth day of every December, beginning in the month of December following the date the note was issued.

        The regular record date for any interest payment date will be the first day of the calendar month in which the interest payment date occurs, except that the regular record date for the final interest payment date will be the final interest payment date. Interest on a note will be payable beginning on the first interest payment date after its issue date to holders of record on the corresponding regular record date.

        The term "business day," as used in the following descriptions of fixed and floating rate notes, means any day that is not a Saturday, Sunday, holiday or other day on which banking institutions in the designated city are authorized or ordered to close by law or executive order. Where no city is designated, the designated city is New York City. Where the names of two or more cities precede the term "business day" and are joined by the conjunction "and" (such as "New York City and London business days"), such term will refer only to days that are business days in both (or all) of such cities. Where the names of two or more cities precede the term "business day" and are joined by the conjunction "or" (such as "New York City or London business days"), such term will refer to every day that is a business day in either (or any) of such cities.

Fixed Rate Notes

        Fixed rate notes (other than zero-coupon notes) will bear interest at the fixed interest rate specified in the pricing supplement for those notes. Fixed rate notes that are zero-coupon notes will not bear interest. If an interest payment date (or maturity, redemption or repayment date) for any fixed rate note falls on a day that is not a business day, we will pay the interest, if any, together with principal and premium, if any, on the next business day. No interest will accrue on the payment for the period from and after the original scheduled interest payment date (or date of maturity, redemption or repayment) to the date of payment. Unless the pricing supplement for your fixed rate note states otherwise, we will calculate the interest based on a 360-day year consisting of twelve 30-day months.

Floating Rate Notes

        General Information.    Each floating rate note will bear interest based on the interest rate basis or index specified in the applicable pricing supplement.

        Each floating rate note will have some or all of the following terms, which will be set forth in the applicable pricing supplement for that note:

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  the interest rate index to be used to determine the note's interest rate;

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  the "index maturity," which is the period to maturity of the instrument or obligation on which the interest rate formula is based (for example, if the applicable pricing supplement for a note specifies LIBOR (as defined below) as the interest rate index and three months as the index maturity, we would pay interest on the note based on LIBOR for three-month U.S. dollar deposits);

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  the frequency of changes of the interest rate on the note (i.e., daily, weekly, monthly, quarterly, semi-annually or annually);

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  the "reset dates," which are the dates on which the interest rate will change;

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  the "interest determination dates," which are the dates as of which the calculation agent will determine the new interest rate. For each note for which an interest determination date is set forth, the relevant interest rate or other factor will be determined by the calculation agent as of that date and will take effect on the corresponding reset date or another date as indicated in the related pricing supplement. If no interest determination date is specified, the interest determination date will be as follows:

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  for the commercial paper rate, the business day before each reset date;

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  for a constant maturity treasury rate, the same day as the reset date;

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  for the consumer price index, the same day as the reset date;

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  for LIBOR, the second London and New York City business day before each reset date;

    •
    for the 91-day Treasury bill rate, the day on which Treasury bills would normally be auctioned during the week in which the reset date falls. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, unless the auction is held on the preceding Friday. If the auction is held on the preceding Friday, that Friday will be the interest determination date pertaining to the reset date occurring in the next week; and

    •
    for the prime rate, the same day as the reset date; and

  •
  the accrual method for interest on the note.

        Each floating rate note may also have the following terms, which will be set forth in the pricing supplement for that note, if applicable:

  •
  the "spread," which is the number of basis points that the calculation agent will add to or subtract from the interest rate determined for a particular interest determination date (for example, if a note bears interest at the 91-day Treasury bill rate plus .01%, and the calculation agent determines that the 91-day Treasury bill rate is 3.00% per year, the note will bear interest at 3.01% per annum until the next reset date); and

  •
  any maximum interest rate or minimum interest rate.

        Calculation of Interest.    The calculation agent will round all percentages resulting from any interest rate calculations to the nearest one hundred-thousandth of a percentage point, if necessary, with five millionths of a percentage point rounded upward (for example, the calculation agent will round 3.123445% to 3.12345%). The calculation agent will also round all U.S. dollar amounts used in or resulting from such calculations to the nearest cent (with one-half cent being rounded upward).

        We may reset the interest rate on your floating rate notes on a daily, weekly, monthly, quarterly, semi-annual, annual or on some other basis specified in the applicable pricing supplement. If you own a floating rate note, you may ask the EdNotes trustee to provide you with the current interest rate at any time. You may also ask the EdNotes trustee to provide you with the interest rate that will apply as of the next reset date. The EdNotes trustee will provide you with that interest rate if the calculation agent has determined the rate and has notified the EdNotes trustee of that calculation. Initially, we will act as the calculation agent on behalf of the EdNotes trustee. The determination of any interest rate will be final and binding unless it is clearly wrong.

        Payments on Floating Rate Notes.    If any maturity date, redemption date or repayment date falls on a day that is not a business day, we will make the required payment of principal, premium, if any, or interest on the next business day as if made on the date the payment was due. No interest will accrue on that payment for the period from and after the maturity date, redemption date or repayment date to the date of payment.

        If an interest payment date for any floating rate note (but not the maturity date, redemption date or repayment date on exercise of a survivor's option) falls on a day that is not a business day, the Interest Period end date will be adjusted and we will make the required payment of interest on the next business day. Interest will accrue on that payment for the period from the scheduled interest payment date to the date of payment except where the interest rate on your notes is based upon the 91-day Treasury bill rate. Unless the pricing supplement for your notes indicates otherwise, if the interest rate on your notes is based upon the 91-day Treasury bill rate, there will be no adjustment to the interest payment dates and interest will be paid on the next business day as if made on the date the payment was due.

        Lock-in Periods.    Any floating rate note may have a lock-in period. "Lock-in period" means the period from and including the day specified as the first day of that lock-in period to but excluding the next interest payment date (or, for the final interest period, the maturity date or date set for redemption or repayment on exercise of a survivor's option or upon the occurrence of a Change of Control Triggering Event). The interest rate or other calculation in effect on that lock-in period start date will be the rate or other such calculation in effect for the remainder of such interest period.

        Indices.    The following describes the most common interest rate indices that we may use and the procedures to determine interest rates for the notes based on each index.

          Commercial Paper Rate.    Unless otherwise specified in the pricing supplement for your notes, the "Commercial Paper Rate" for any relevant interest determination date will be the "bond equivalent yield" of the rate for commercial paper having the index maturity specified in the related pricing supplement, as published in H.15(519) prior to 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date under the heading "Commercial Paper—Financial." H.15(519) is the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System.

        The calculation agent will observe the following procedures if the Commercial Paper Rate cannot be determined as described above:

  •
  If the rate described above is not published in H.15(519) prior to 3:00 p.m., New York City time, on that calculation date, unless the calculation is made earlier and the rate was available from that source at that time, then the commercial paper rate will be the bond equivalent yield of the rate on the relevant interest determination date for commercial paper having the index maturity specified in the pricing supplement, as published in H.15 Daily Update or any other recognized electronic source used for displaying that rate under the heading "Commercial Paper—Financial." H.15 Daily Update is the daily update for H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/current, or any successor site or publications. Unless the pricing supplement for your notes specifies otherwise, the bond equivalent yield will be calculated as follows:

Bond Equivalent Yield =
N × D 360 - (D × 90)	× 100

    where "D" refers to the per annum rate determined as set forth above, quoted on a bank discount basis and expressed as a decimal and "N" refers to 365 or 366, as the case may be.

  •
  If the rate described in the prior paragraph cannot be determined, the Commercial Paper Rate will remain the commercial paper rate then in effect on that interest determination date.

        Except where stated otherwise in the pricing supplement for your note, the commercial paper rate will be subject to a lock-in period of six New York business days.

        CD Rate.    Unless otherwise specified in the pricing supplement for your notes, the "CD Rate" for any relevant interest determination date will be the rate on that date for negotiable certificates of deposit having the index maturity specified in the related pricing supplement, as published in H.15(519) prior to 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date under the heading "CDs (Secondary Market)."

        The calculation agent will observe the following procedures if the CD Rate cannot be determined as described above:

  •
  If the rate described above is not published in H.15(519) by 3:00 p.m., New York City time, on that calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the CD Rate will be the rate on the relevant interest determination date for negotiable certificates of deposit of the index maturity designated in your pricing supplement as set forth in H.15 Daily Update (the daily update for H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publications) or another recognized electronic source for displaying such rate for that day under the caption "CDs (Secondary Market)" in respect of certificates of deposit having the index maturity specified in your pricing supplement.

  •
  If the rate described above is not published in H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on that calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the calculation agent will determine the CD Rate to be the average of the secondary market offered rates as of 10:00 a.m., New York City time, on the relevant interest determination date, quoted by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City for negotiable certificates of deposit of major United States money-center banks with a remaining maturity closest to the index maturity designated in the pricing supplement in an amount that is representative for a single transaction in that market at that time. The calculation agent will select the three dealers referred to above.

        If fewer than three dealers are quoting rates as described above, the CD Rate will remain the CD Rate then in effect on that interest determination date. If the initial rate listed in the pricing supplement for your notes has been in effect for the prior interest period, it will remain in effect for the new interest period.

        Constant Maturity Treasury Rate.    Unless otherwise specified in the pricing supplement for your notes, the "constant maturity treasury rate" for any relevant interest determination date will be the Treasury constant maturity rate having the designated index maturity, as published in H.15(519) or another recognized electronic source for displaying the rate by 3:00 p.m., New York City time on the calculation date.

        The calculation agent will observe the following procedures if the constant maturity treasury rate cannot be determined as described above:

  •
  If the applicable rate described above is not published in H.15(519) or another recognized electronic source for displaying such rate by 3:00 p.m., New York City time on that calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the constant maturity treasury rate will be the Treasury constant maturity rate, or other United States Treasury rate, for the index maturity and with reference to the relevant interest determination date, that is published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury and that the calculation agent determines to be comparable to the rate formerly published in H.15(519).

  •
  If the rate described in the prior paragraph cannot be determined, the constant maturity treasury rate will remain the constant maturity treasury rate then in effect on that interest determination date.

        Consumer Price Index.    Unless otherwise specified in the pricing supplement for your notes, the "consumer price index" for the consumer price index-linked notes is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, published monthly by the BLS and reported on Bloomberg CPURNSA or any successor service. The consumer price index for a particular month is published during the following month. The consumer price index is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors and dentists services, and drugs. In calculating the index, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the BLS to take into account changes in consumer expenditure patterns. The consumer price index is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. The base reference period for the consumer price index-linked notes is the 1982-1984 average. Current and historical CPI data can be found on the BLS website at www.bls.gov.

        The following table is included for illustrative purposes. It sets forth the consumer price index from January 2002 through June 2008, as published by the BLS and reported on Bloomberg CPURNSA:

MONTH	2008	2007	2006	2005	2004	2003	2002
January	211.080	202.416	198.3	190.7	185.2	181.7	177.1
February	211.693	203.499	198.7	191.8	186.2	183.1	177.8
March	213.528	205.352	199.8	193.3	187.4	184.2	178.8
April	214.823	206.686	201.5	194.6	188.0	183.8	179.8
May	216.632	207.949	202.5	194.4	189.1	183.5	179.8
June	218.815	208.352	202.9	194.5	189.7	183.7	179.9
July		208.299	203.5	195.4	189.4	183.9	180.1
August		207.917	203.9	196.4	189.5	184.6	180.7
September		208.490	202.9	198.8	189.9	185.2	181.0
October		208.936	201.8	199.2	190.9	185.0	181.3
November		210.177	201.5	197.6	191.0	184.5	181.3
December		210.136	201.8	196.8	190.3	184.3	180.9

        Movements in the consumer price index that have occurred in the past are not necessarily indicative of changes that may occur in the future. Actual changes in the consumer price index may be wider or more confined than those that have occurred in the past. No assurance can be given as to the level of the consumer price index for any reference month. The consumer price index may not increase or decrease over the terms of any consumer price index-linked notes in accordance with any of the trends depicted by the historical information in the table above, and the size and frequency of any fluctuations in the consumer price index level over the term of any consumer price index-linked notes may be significantly different than the historical volatility of the consumer price index indicated in the table.

        Other than for the initial interest period, the interest rate for each interest period during the term of consumer price index-linked notes will be the rate determined as of the applicable interest determination date pursuant to the following formula:

  [(CPIt-CPIt-12) / CPIt-12] + Spread

  Where:

  CPIt = index level of consumer price index for the applicable reset date, as reported on Bloomberg CPURNSA;

  CPIt-12 = index level of consumer price index 12 months prior to CPIt ; and

        Spread = as stated in the applicable pricing supplement.

        In no case, however, will the interest rate for the consumer price index-linked notes be less than the minimum interest rate specified in the pricing supplement for your consumer price index-linked notes. The interest rate during the initial interest period also will be specified in the pricing supplement for consumer price index-linked notes.

        CPIt for each reset date is the consumer price index for the third calendar month prior to such reset date as published and reported in the second calendar month prior to such reset date or determined as set forth in the applicable pricing supplement. For example, for the interest period from and including July 15, 2008 to but excluding August 15, 2008, CPIt will be the consumer price index for April 2008, which was 214.823, and CPIt-12 will be the consumer price index for April 2007, which was 206.686. The consumer price index for April 2008 was published by the BLS and reported on Bloomberg CPURNSA in May 2008 and the CPI for April 2007 was published and reported in May 2007.

        If the consumer price index is not reported on Bloomberg CPURNSA for a particular month by 3:00 p.m., New York City time, on a reset date but has otherwise been published by the BLS, the calculation agent will determine the consumer price index as published by the BLS for such month using such other source as it deems appropriate.

        In calculating CPIt and CPIt-12 , the calculation agent will use the most recently available value of the consumer price index determined as described above on the applicable reset date, even if such value has been adjusted from a prior reported value for the relevant month. However, if a value of CPIt and CPIt-12 used by the calculation agent on any reset date to determine the interest rate on the notes (an "Initial CPI") is subsequently revised by the BLS, the calculation agent will continue to use the Initial CPI, and the interest rate determined will not be revised.

        If the consumer price index is rebased to a different year or period, the base reference period for the notes will continue to be the 1982-1984 reference period as long as the 1982-1984 consumer price index continues to be published.

        If, while consumer price index-linked notes are outstanding, the consumer price index is discontinued or substantially altered, as determined in the sole discretion of the calculation agent, the applicable substitute index for the notes will be that chosen by the Secretary of the Treasury for the Department of Treasury's Inflation-Indexed Securities as described at 62 Federal Register 846-874 (January 6, 1997) or, if no such securities are outstanding, will be determined by the calculation agent in accordance with general market practice at the time.

        All values used in the interest rate formula for consumer price index-linked notes will be rounded to the nearest fifth decimal place (one hundred-thousandth of a percentage point), rounding upwards if the sixth decimal place is five or greater (e.g., 9.876555% (or .09876555) would be rounded up to 9.87656% (or .0987656) and 9.876554% (or .09876554) would be rounded down to 9.87655% (or .987655)). All percentages resulting from any calculation of the interest rate for consumer price index- linked notes will be rounded to the nearest third decimal place (one-thousandth of a percentage point), rounding upwards if the fourth decimal place is five or greater (e.g., 9.8765% (or .098765) would be rounded up to 9.877% (or .09877) and 9.8764% (or .098764) would be rounded down to 9.876% (or 0.9876)).

        Federal Funds Rate.    Unless otherwise specified in the pricing supplement for your notes, the "Federal Funds Rate" for any relevant interest determination date will be the rate for U.S. dollar Federal funds, as published in H.15(519) for that day opposite the caption "Federal Funds (Effective)" as that rate is displayed on the calculation date pertaining to that interest determination date on Reuters Page FEDFUNDS1 (or any other page as may replace such page on such service) under the heading "Federal Funds Effective."

        The calculation agent will observe the following procedures if the Federal Funds Rate cannot be determined as described above:

  •
  If the rate described above does not appear on Reuters Page FEDFUNDS1 or is not yet published in H.15(519) by 3:00 p.m., New York City time, on that calculation date, unless the calculation is made earlier and the rate was available from that source at that time, then the

    Federal Funds Rate for the relevant interest determination date will be the rate described above in H.15 Daily Update, or any other recognized electronic source used for the purpose of displaying such rate, opposite the heading "Federal Funds (Effective)."

  •
  If the rate described above does not appear on Reuters Page FEDFUNDS1 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source for displaying such rate by 3:00 p.m., New York City time, on that calculation date, the Federal Funds Rate for that interest determination date will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar Federal funds arranged by three leading brokers of Federal funds transactions in New York City, selected by the calculation agent, on that interest determination date.

        If fewer than three brokers selected by the calculation agent are quoting as described above, the Federal Funds Rate will remain the Federal Funds Rate then in effect on the relevant interest determination date.

        LIBOR.    Unless otherwise specified in the pricing supplement for your notes, "LIBOR," which is the London interbank offered rate for U.S. Dollar deposits, for any interest determination date, will be the rate for U.S. Dollar deposits having the index maturity specified in your pricing supplement, as that rate appears on the Reuters Monitor Money Rates Service, or any successor display page or service, on Reuters page LIBOR01, as of 11:00 a.m., London time, on the relevant interest determination date.

        If Reuters page LIBOR01 by its terms provides only for a single rate, that single rate will be used. If the pricing supplement for your notes does not specify the related interest determination date, the determination date for your notes will be the day that is two London and New York City business days before the relevant date.

        On any interest determination date, if no rate appears on Reuters page LIBOR01, then the calculation agent will determine LIBOR as follows:

  •
  LIBOR will be determined on the basis of the offered rates at which U.S. dollar deposits having the relevant index maturity, beginning on the relevant reset date in that market at that time are offered by four major banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date to leading banks in the London interbank market. The calculation agent will select the four banks and request the principal London office of each of those banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for that determination date will be the average of those quotations.

  •
  If fewer than two quotations are provided as described above, LIBOR will be the average of the rates quoted by three major banks at approximately 11:00 a.m., New York City time, on that interest determination date for loans to leading European banks in the LIBOR currency in the relevant index maturity, beginning on the relevant reset date. The calculation agent will select the three banks referred to above.

  •
  If fewer than three banks selected by the calculation agent are quoting as mentioned above, LIBOR will remain LIBOR then in effect on that interest determination date.

        Prime Rate.    Unless otherwise specified in the pricing supplement for your notes, the "prime rate" for any relevant interest determination date is the prime rate or base lending rate on that date, as published in the "Money Rates Table" in the Credit Markets Section of The Wall Street Journal, on the calculation date pertaining to that interest determination date under the heading "Prime Loan."

        The calculation agent will observe the following procedures if the prime rate cannot be determined as described above:

  •
  If the rate described above is not published in The Wall Street Journal on the relevant calculation date, then the prime rate will be the rate for that interest determination date, as published in H.15(519) on that calculation date under the heading "Bank Prime Loan."

  •
  If the rate described above is not published in H.15(519) on the relevant calculation date, unless the calculation was made earlier and the rate was available from that source at that time, then the prime rate will be the rate for that interest determination date, as published in H.15 Daily Update or another recognized electronic source for displaying such rate opposite the caption "Bank Prime Loan."

  •
  If the above rate is not published in either H.15(519), H.15 Daily Update or another recognized electronic source for displaying such rate by 3:00 p.m., New York City time, on the calculation date, then the calculation agent will determine the prime rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters Screen designated as "USPRIME1" as that bank's prime rate or base lending rate as in effect on that interest determination date.

  •
  If no rates appear on the Reuters Screen USPRIME1 page on the relevant interest determination date, then the prime rate will be the average of the prime rates or base lending rates quoted, on the basis of the actual number of days elapsed in an interest period divided by a 360-day year, as of the close of business on that interest determination date by three major banks in New York City selected by the calculation agent.

  •
  If the banks selected by the calculation agent are not quoting as mentioned above, the prime rate will remain the prime rate then in effect on that interest determination date.

        91-Day Treasury Bill Rate.    Unless otherwise specified in the pricing supplement for your notes, "91-day Treasury bill rate" for any relevant interest determination date will be the rate equal to the weighted average per annum discount rate (expressed as a bond equivalent yield and applied on a daily basis) for direct obligations of the United States with a maturity of thirteen weeks, i.e. 91-day Treasury bills, sold at the applicable 91-day Treasury bill auction, as published in H.15(519) or otherwise or as reported by the U.S. Department of the Treasury.

        In the event that the results of auctions of 91-day Treasury bills cease to be published or reported as provided above, or that no 91-day Treasury bill auction is held in a particular week, then the 91-day Treasury bill rate in effect as a result of the last such publication or report will remain in effect until such time, if any, as the results of auctions of 91-day Treasury bills will again be so published or reported or such auction is held, as the case may be.

        Except where stated otherwise in the pricing supplement for your note, the 91-day Treasury bill rate will be subject to a lock-in period of six business days.

Discount Notes

        We may from time to time offer notes that have an issue price, as specified in the applicable pricing supplement, which is less than 100% of the principal amount of such notes payable at maturity, and that are designated as "discount notes." Discount notes may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of a discount note and its principal amount at maturity is referred to as the "discount." In the event of redemption or repayment of a discount note, the amount payable to the holder of a discount note will be equal to the sum of the issue price, increased by any accruals of discount, and any unpaid interest accrued on the discount notes to the date of the redemption or repayment, as the case may be. The pricing supplement for your notes will describe the calculation method for any accruals of discount and the related United States Federal income tax consequences.

Redemption

        Unless we otherwise provide in the applicable pricing supplement, the notes will not be redeemable prior to the maturity date.

        If the pricing supplement states that the notes will be redeemable at our option prior to their maturity date, then on or after such date or dates specified in the pricing supplement, we may redeem any of those notes either in whole or from time to time in part, upon not less than five nor more than 60 days' notice to the holder of the notes. Exercise of the redemption option by the holder of a note is irrevocable.

        Since the notes will be represented by a global note, DTC or its nominee will be treated as the holder of the notes, therefore, DTC or its nominee will be the only entity that receives notices of redemption of notes from us.

        The actual redemption can occur on any date following delivery of a valid notice. Unless otherwise specified in the pricing supplement, the redemption price will equal 100% of the principal amount of the note plus accrued interest to the date or dates of redemption.

        If applicable to any particular issuance of notes, we will be required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event as provided in the indenture governing the notes. We may at any time purchase notes at any price or prices in the open market or otherwise. We may also purchase notes otherwise tendered for repayment by a beneficial owner's duly authorized representative pursuant to the survivor's option described in the next paragraph. If we purchase the notes in this manner, we have the discretion to either hold, resell or surrender the notes to the EdNotes trustee for cancellation.

Repayment upon Death—Survivor's Option

        If so provided in the pricing supplement relating to your notes, an authorized representative of the deceased beneficial owner of a note will have the right to request repayment of the note before its maturity date upon the death of the beneficial owner. We call this right the "survivor's option."

Repurchase Upon a Change of Control

        If so provided in the pricing supplement related to your notes you will have certain rights upon a Change of Control Triggering Event. If a Change of Control Triggering Event occurs, unless we have exercised our right, if any, to redeem the notes in full, as described under "—Redemption" above, we will make an offer to each noteholder (the "Change of Control Offer") to repurchase any and all of such noteholder's notes (equal to $1,000 or an integral multiple of $1,000) at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest, if any, thereon, to the date of repurchase (the "Change of Control Payment"). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to noteholders, with a copy to the EdNotes trustee, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no less than 30 days and no more than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures described in such notice.

        We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control repurchase provisions of the notes by virtue of such conflicts.

        We will not be required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases on the applicable date all notes properly tendered and not withdrawn under its offer; provided that for all purposes of the notes and the indenture governing the notes, a failure by such third party to comply with the requirements of such offer and to complete such offer shall be treated as a failure by us to comply with our obligations to offer to purchase the notes unless we promptly make an offer to repurchase the notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon, to the date of repurchase, which shall be no later than 30 days after the third party's scheduled Change of Control Payment Date.

        On the Change of Control Payment Date, we will be required, to the extent lawful, to:

  •
  accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  •
  deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  •
  deliver or cause to be delivered to the EdNotes trustee the notes properly accepted, together with an officer's certificate stating the principal amount of notes or portions of notes being purchased.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of SLM Corporation and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of SLM Corporation and its subsidiaries taken as a whole to another Person (as defined in the indenture governing the notes) or group may be uncertain.

        For purposes of the foregoing discussion of the applicable Change of Control provisions, the following definitions are applicable:

        "Below Investment Grade Rating Event" means the notes cease to have an Investment Grade Rating from at least two of the three Rating Agencies on any date from the announcement of the occurrence of a Change of Control (or pending Change of Control) until the end of the 60-day period following public notice of the consummation of the Change of Control; provided, however, that if (i) during such period one or more Rating Agencies has publicly announced that it is considering the possible downgrade of the notes, and (ii) a downgrade by each of the Rating Agencies that has made such an announcement would result in a Below Investment Grade Rating Event, then such period shall be extended for such time as the rating of the notes by any such Rating Agency remains under publicly announced consideration for possible downgrade to a rating below an Investment Grade Rating and a downgrade by such Rating Agency to a rating below an Investment Grade Rating could cause a Below Investment Grade Rating Event.

        "Change of Control" means the occurrence of any of the following: (1) direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of SLM Corporation and its subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than to SLM Corporation or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than SLM Corporation or one of its subsidiaries becomes the beneficial owner, directly or indirectly, of more than 50% of the then-outstanding number of shares of SLM Corporation's voting stock; (3) SLM Corporation consolidates with, or merges with or into, any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), or any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) consolidates with, or merges with or into, SLM Corporation, in any such event pursuant to a transaction in which any of the outstanding voting stock of SLM Corporation or such other "person" (as that term is used in Section 13(d)(3) of the Exchange Act) is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the voting stock of SLM Corporation outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving "person" (as that term is used in Section 13(d)(3) of the Exchange Act) immediately after giving effect to such transaction; (4) the first day on which a majority of the members of SLM Corporation's Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to the liquidation or dissolution of SLM Corporation; provided, however, that a transaction will not be deemed to involve a Change of Control if (A) we become a wholly owned subsidiary of a holding company and (B) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of SLM Corporation's voting stock immediately prior to that transaction. For purposes of this definition, "voting stock" means capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of SLM Corporation, even if the right to vote has been suspended by the happening of such a contingency.

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of SLM Corporation who (1) was a member of the Board of Directors of SLM Corporation on the date of the issuance of the Notes; or (2) was nominated for election or elected to the Board of Directors of SLM Corporation with the approval of a majority of the Continuing Directors who were members of such Board of Directors of SLM Corporation at the time of such nomination or election (either by specific vote or by approval of SLM Corporation's proxy statement in which such member was named as a nominee for election as a director).

        "Fitch" means Fitch Ratings Inc.

        "Investment Grade Rating" means a rating by Moody's equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody's), a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P), a rating by Fitch equal to or higher than BBB- (or the equivalent under any successor rating category of Fitch), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of "Rating Agencies".

        "Moody's" means Moody's Investors Service, Inc.

        "Rating Agencies" means (1) Moody's, S&P and Fitch; and (2) if any or all of Moody's, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, that we select (pursuant to a resolution of the SLM Corporation Board of Directors) as a replacement agency for any of Moody's, S&P or Fitch, or all of them, as the case may be.

        "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

REGISTRATION AND SETTLEMENT

The Depository Trust Company

        Our EdNotes will be issued in book-entry form only. This means that we will not issue certificates to evidence the notes. Instead, we will issue global notes in registered form and each such note is referred to as a "global note." Each global note will be deposited with, or on behalf of, DTC and will be registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the notes. Each note represents a beneficial interest in that global note.

        Beneficial interests in a global note will be shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or you, or the firm through which you hold the note, must have a direct or indirect account with such an institution. Transfers of ownership interests in the notes will be accomplished by making entries in DTC participants' books acting on behalf of beneficial owners.

        So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be the sole holder of the notes represented thereby for all purposes, including payment of principal and interest, under the indenture. Except as otherwise provided below, you will not be entitled to receive physical delivery of certificated notes and will not be considered the holders for any purpose under the indenture. Accordingly, you must rely on the procedures of DTC and the procedures of the DTC participant through which you own your note in order to exercise any rights of a holder of a note under the indenture. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the notes.

        DTC will act as securities depository for our EdNotes. The notes will be issued as fully-registered notes registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. Generally, one fully registered global note will be issued for all of the principal amount of the notes. If, however, the aggregate principal amount of the notes exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such note.

        Each global note representing EdNotes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (1) DTC notifies us that it is unwilling or unable to continue as depositary for the global notes or we become aware that DTC has ceased to be a clearing agency in good standing or registered under the Exchange Act or other applicable statute or regulation and, in any such case we fail to appoint a successor to DTC within 90 calendar days after we become aware of such condition or (2) we, in our sole discretion, determine that the global notes shall be exchangeable for certificated notes. Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the global note representing our EdNotes.

        The following is based on information furnished by DTC:

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC.

        DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

        Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The beneficial interest of each actual purchaser of each note will in turn be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the notes will be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

        To facilitate subsequent transfers, all notes deposited by direct participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes will be credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. Beneficial owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners, or in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

        Neither DTC nor Cede & Co. (nor any such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the regular record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the regular record date (identified in a listing attached to the omnibus proxy).

        We will pay principal and any premium or interest payments on the notes in immediately available funds directly to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and any premium or interest to DTC is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.

        We will send any redemption notices to Cede & Co. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed. DTC may discontinue providing its services as securities depository for the notes at any time by giving us reasonable notice. Under such circumstances, if a successor securities depository is not obtained, we will print and deliver certificated notes.

        The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Registration, Transfer and Payment of Certificated Notes

        If we ever issue any of our EdNotes in certificated form, those notes may be presented for registration, transfer and payment at the office of the registrar or at the office of any transfer agent designated and maintained by us. We have originally designated Deutsche Bank Trust Company Americas to act in those capacities for the notes. The registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any notes at any time.

        We will not be required to (1) issue, exchange or register the transfer of any note to be redeemed for a period of 15 days after the selection of the notes to be redeemed or (2) exchange or register the transfer of any note that was selected, called or is being called for redemption, except the unredeemed portion of any note being redeemed in part.

        We will pay principal and any premium and interest on any certificated notes at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a note on any interest payment date to the person in whose name the note is registered at the close of business on the regular record date for that payment.

UNITED STATES FEDERAL TAX CONSEQUENCES

        The following general summary describes certain United States Federal income and estate tax consequences of the ownership and disposition of the notes. This summary provides general information only and, except where otherwise noted, is directed solely to holders that purchase notes at the initial issuance and beneficially own such notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, referred to as the "Code."

        The following general summary does not purport to discuss the United States Federal income or estate tax consequences that may apply to particular investors subject to special rules, such as partnerships or other entities treated as partnerships for United States Federal income tax purposes, S corporations, banks, thrifts, insurance companies, small business investment companies, retirement plans, real estate investment trusts, tax-exempt entities, persons liable for alternative minimum tax, regulated investment companies, other financial institutions, dealers or brokers in securities or currencies, traders in securities that elect to use a mark to market method of accounting, persons holding notes as part of a hedging, conversion, constructive sale or other integrated security transaction, or as a position in a "straddle" for tax purposes, investors whose functional currency is not the United States dollar, or persons who have ceased to be United States citizens or to be taxed as resident aliens. In addition, the tax consequences of holding a particular note will depend, in part, on the particular terms of that note.

        Holders of notes are advised to consult their own tax advisors with regard to the application of the United States Federal income and estate tax laws to their particular situations as well as any tax consequences of the purchase, beneficial ownership and disposition of the notes arising under United States Federal non-income and non-estate tax law and under the laws of any state, local or foreign tax jurisdiction.

        This summary is based on interpretations of the Code, United States Treasury Regulations (including proposed and temporary regulations) promulgated under the Code, rulings, official pronouncements and judicial decisions as of the date of this prospectus supplement. The authorities on which this summary is based are subject to change or differing interpretations, which could apply retroactively, so as to result in tax consequences different from those discussed below. This discussion does not purport to address all of the federal income and estate tax consequences that could apply to some notes, which will depend upon their specific terms as set forth in the applicable pricing supplement. A pricing supplement may contain additional tax considerations applicable to some notes.

        For purposes of the following discussion, the term "U.S. Holder" means a beneficial owner of a note that is:

  (1)
  for United States Federal income tax purposes a citizen or resident of the United States;

  (2)
  a corporation (or other entity properly classified as a corporation for United States Federal income tax purposes) created or organized in the United States or under the laws of the United States or any state (including the District of Columbia);

  (3)
  an estate, the income of which is subject to United States Federal income taxation regardless of its source; or

  (4)
  a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) that trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

        If a partnership (including any entity that is treated as a partnership for United States Federal income tax purposes) is a beneficial owner of a note, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership, and partners in such a partnership, should consult their tax advisors about the United States Federal income and estate tax consequences of holding and disposing of the notes.

        An individual may, subject to certain exceptions, be deemed to be a resident of the United States for United States Federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

United States Federal Tax Consequences to U.S. Holders

Payment of Interest

        Interest on a note will generally be taxable to a U.S. Holder as ordinary income at the time it is accrued or received in accordance with the U.S. Holder's regular method of accounting for United States Federal income tax purposes.

Sale, Exchange or Redemption of the Notes

        Upon the sale, exchange or redemption of a note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or redemption (other than amounts representing accrued interest not previously included in income, which will be treated as such) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will generally be the United States dollar cost of the note to such U.S. Holder.

        In general, gain or loss recognized on the sale, exchange or redemption of a note will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the sale, exchange or redemption, the note has been held for more than one year. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitation).

United States Federal Tax Consequences to Non-U.S. Holders

Payment of Interest

        A beneficial owner of a Note that is not a U.S. Holder (a "Non-U.S. Holder") will not be subject to United States Federal income or withholding tax on interest payments on a note, including payments in respect of original issue discount, provided that (i) such payment is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (and, if certain income tax treaties apply, if such payment is not attributable to a permanent establishment or fixed base the Non-U.S. Holder maintains in the United States), (ii) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (iii) the holder is not a controlled foreign corporation for United States Federal income tax purposes that is related to us through actual or constructive stock ownership, and (iv) certain certification requirements are met. If a Non-U.S. Holder satisfies the first requirement above but does not satisfy all of the other three requirements, interest (including original issue discount) on the notes will be subject to a 30% withholding tax when paid, unless an income tax treaty reduces or eliminates the tax and the Non-U.S. Holder provides a correct, complete, and executed Internal Revenue Service ("IRS") Form W-8BEN claiming the benefits of such treaty.

        If a Non-U.S. Holder is engaged in a trade or business in the United States and interest (including original issue discount) on the notes is effectively connected with the conduct of that trade or business (and, if certain income tax treaties apply, the interest on the notes is attributable to a permanent establishment or fixed base the Non-U.S. Holder maintains in the United States), the Non-U.S. Holder will be required to pay United States Federal income tax on that interest (including original issue discount) on a net income basis at regular United States Federal income tax rates in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, a Non-U.S. Holder that is a foreign corporation may also be subject to a branch profits tax (currently imposed at a rate of 30%, or a lower treaty rate, if applicable) on its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the corporation's conduct of a trade or business in the United States. For this purpose, interest paid on the notes will be included in the earnings and profits of the foreign corporation. Any such interest will not also be subject to United States Federal withholding tax, however, if the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8ECI in order to claim an exemption from United States Federal withholding tax.

Sale, Exchange or Redemption of the Notes

        A Non-U.S. Holder will not be subject to United States Federal income or withholding tax on any amount which constitutes capital gain upon the sale, exchange, or redemption of a note (except with respect to accrued but unpaid interest, which will be taxable as described above) unless (i) the holder is a non-resident alien individual present in the United States for 183 days or more in the taxable year of the sale, exchange or redemption and certain other conditions are met, or (ii) the gain is effectively connected with the conduct of a United States trade or business (and, if certain income tax treaties apply, the gain is attributable to a permanent establishment or fixed base the Non-U.S. Holder maintains in the United States).

        A Non-U.S. Holder described in clause (i) above will be subject to a flat 30% United States Federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States. A Non-U.S. Holder described in clause (ii) above generally will be subject to United States Federal income tax with respect to the gain in the same manner as U.S. Holders, as described above. Additionally, such a Non-U.S. Holder that is a foreign corporation could be subject to a branch profits tax on such gain (currently imposed at a rate of 30%, or a lower treaty rate, if applicable).

United States Federal Estate Tax Consequences to Non-U.S. Holders

        A note will not be subject to United States Federal estate tax, provided the Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote in an election of directors, and payments of interest on the note would not have been considered effectively connected with the conduct of a United States trade or business (and, if certain income tax treaties apply, if such payments would not have been attributable to a permanent establishment or fixed base the Non-U.S. Holder maintained in the United States).

Backup Withholding and Information Reporting

        Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a note, and to payments of proceeds of the sale or redemption of a note, to certain non-corporate U.S. Holders. We, our agent, a broker, the EdNotes trustee or any other paying agent, as the case may be, will be required to withhold tax at the applicable backup withholding rate (currently 28%) from any payment if the U.S. Holder fails to furnish or certify the holder's correct taxpayer identification number (social security number or employer identification number, as applicable) to the payor in the manner required, is notified by the IRS that the holder has failed to properly report payments of dividends and interest, fails to certify that such U.S. Holder is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules.

        Backup withholding generally will not apply to payments made to a Non-U.S. Holder of a note who provides the requisite certification (generally on an IRS Form W-8BEN) and neither we nor our paying agent have actual knowledge or reason to know to the contrary, or otherwise qualifies for an exemption from backup withholding. Interest paid to Non-U.S. Holders will be reported on IRS Form 1042-S which is filed with the IRS and sent to those holders.

        Payments of the proceeds of a disposition of a note by or through a United States office of a broker generally will be subject to backup withholding and information reporting unless the Non-U.S.

Holder certifies that it is a Non-U.S. Holder under penalties of perjury or otherwise qualifies for exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied. Payments of the proceeds of a disposition of a note by or through a foreign office of a United States broker or foreign broker with certain relationships to the United States generally will be subject to information reporting, but not backup withholding, unless the broker has documentary evidence in its records that the holder is not a U.S. Holder or the holder otherwise establishes an exemption, and the broker has no knowledge or reason to know to the contrary. Payments of the proceeds of a disposition of a note through a foreign office of a foreign broker without such connections to the United States will not be subject to information reporting or backup withholding.

        Any amounts withheld under the backup withholding rules from a payment to a holder may be credited against such holder's United States Federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is furnished to the IRS on a timely basis. The information reporting requirements may apply regardless of whether withholding is required. For Non-U.S. Holders, copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

        The preceding discussion is only a summary of certain of the tax implications of an investment in notes, and is subject to any superseding or supplemental discussion in the pricing supplement applicable to your notes. Prospective investors are urged to consult with their own tax advisors prior to investing to determine the tax implications of such investment in light of each such investor's particular circumstances.

SUPPLEMENTAL PLAN OF DISTRIBUTION

        Under the terms of an amended and restated selling agent agreement, dated as of July 22, 2008, the notes will be offered from time to time by us to or through the purchasing agent for subsequent resale to the agents and other dealers who are broker-dealers and securities firms. The agents party to that agreement are Banc of America Securities LLC, Incapital LLC, Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Fidelity Capital Markets Services, a division of National Financial Services LLC, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, UBS Securities LLC and Wachovia Securities, LLC. The agents have agreed to use their reasonable best efforts to solicit purchases of the notes. The notes will be offered for sale in the United States only. Dealers who are members of the selling group have executed a master selected dealer agreement with the purchasing agent. We also may appoint additional agents to sell the notes. Any sale of the notes through those additional agents, however, will be on the same terms and conditions to which the original agents have agreed. Under some circumstances, we may also sell notes directly on our own behalf without the assistance of agents.

        The purchasing agent will purchase the notes at a discount generally ranging from .30% to 3% of the non-discounted price for each note sold. However, we also may sell the notes to the purchasing agent at a discount greater than or less than the range specified above. The discount at which we sell the notes to the purchasing agent will be set forth in the applicable pricing supplement. The purchasing agent may, and with our consent the other agents may, sell notes to dealers at a concession not in excess of the discount it received from us. If we sell notes through the agents on an agency basis, we will pay to the purchasing agent, for the benefit of the applicable agents, a commission equal to the discount the purchasing agent would have received had it purchased the notes from us for resale on a principal basis.

        Following the solicitation of orders, each of the agents, severally and not jointly, may purchase notes as principal for its own account from the purchasing agent. Unless otherwise set forth in the applicable pricing supplement, these notes will be purchased by the agents and resold by them to one or more investors at a fixed public offering price. After the initial public offering of notes to be resold by an agent to investors, the public offering price (in the case of notes to be resold at a fixed public offering price), discount and concession may be changed.

        We have the sole right to accept offers to purchase notes and may reject any proposed offer to purchase notes in whole or in part. Each agent also has the right, in its discretion reasonably exercised, to reject any proposed offer to purchase notes in whole or in part. We reserve the right to withdraw, cancel or modify any offer without notice. We also may change the terms, including the interest rate we will pay on the notes, at any time prior to our acceptance of an offer to purchase.

        Each agent, including the purchasing agent, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933. We also have agreed to reimburse the agents for certain expenses.

        No note will have an established trading market when issued. Unless otherwise specified in any pricing supplement, we do not intend to apply for the listing of the notes on any securities exchange. However, we have been advised by the agents that the agents may purchase and sell notes in the secondary market as permitted by applicable laws and regulations. The agents are not obligated to make a market in the notes, and they may discontinue making a market at any time without notice. Neither we nor the agents can provide any assurance regarding the liquidity of any trading market for any notes.

        In connection with some offerings of notes, the rules of the Securities and Exchange Commission permit underwriters and agents to engage in transactions that may stabilize the price of the notes. The purchasing agent will conduct these activities for the agents. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by the purchasing agent of a greater amount of notes than the amount the purchasing agent has agreed to purchase in connection with an offering of notes. Stabilizing transactions consist of certain bids or purchases made by the purchasing agent to prevent or retard a decline in the price of the notes while an offering of notes is in process. In general, these purchases or bids for the notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the notes to be higher than it might otherwise be in the absence of those purchases or bids. Neither we nor the purchasing agent make any representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of any notes. In addition, neither we nor the purchasing agent make any representation that, once commenced, these transactions will not be discontinued without notice. The purchasing agent is not required to engage in these activities and may end any of these activities at any time.

        The agents or dealers to or through which we may sell notes engage in transactions with us and perform services for us in the ordinary course of business.

LEGAL OPINIONS

        Michael E. Sheehan, our Senior Vice President and General Counsel, will issue an opinion regarding the validity of our EdNotes. This opinion will make assumptions regarding future action required to be taken by us and the EdNotes trustee in connection with the issuance and sale of any particular notes, the specific terms of those notes and other matters that may affect the validity of the notes but which cannot be ascertained on the date of the relevant opinion. Cadwalader, Wickersham & Taft LLP, New York, New York, counsel to the agents, will pass upon the validity of the EdNotes for the agents. Skadden, Arps, Slate, Meagher & Flom LLP, counsel to SLM Corporation, will issue an opinion regarding U.S. federal income tax consequences of the purchase, ownership and disposition of the EdNotes for us and the agents.

Prospectus

SLM CORPORATION

Debt Securities
Common Stock
Preferred Stock
Warrants

• This prospectus provides you with a general description of the securities we may offer. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

• We are registering shares of our common stock primarily to preserve our flexibility to deliver or sell shares of our common stock in connection with the settlement of privately negotiated equity forward purchase contracts. We also may issue common stock upon conversion, exercise or exchange of any debt securities, preferred stock or warrants. Our common stock is listed on the New York Stock Exchange under the symbol "SLM."

Obligations of SLM Corporation and its subsidiaries are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any of its subsidiaries is a government-sponsored enterprise or an instrumentality of the United States of America.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated July 22, 2008

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell debt securities, preferred stock and warrants in one or more offerings. We may sell these securities either separately or in units. We may also issue common stock upon conversion, exchange or exercise of any of the securities mentioned above, and we may sell or deliver our common stock in connection with the settlement of privately negotiated equity forward or equity option transactions we have entered into or may enter into from time to time.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

        The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities we may offer under this prospectus. You can read that registration statement at the SEC's web site or at the SEC's offices mentioned under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        We file annual and quarterly reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's Public Reference Room (located at 100 F. Street, N.E., Washington, D.C. 20549). Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC also maintains a site on the World Wide Web at http://www.sec.gov. This site contains reports, proxy and information statements and other information about registrants that file electronically with the SEC. You can also inspect reports and other information we file at the office of the New York Stock Exchange, Inc. (located at 20 Broad Street, New York, New York 10005) or at our web site at http://www.salliemae.com.

        We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. This registration statement contains additional information about us and our securities. You can inspect the registration statement and exhibits without charge at the SEC's Public Reference Room, and you may obtain copies from the SEC at prescribed rates.

        The SEC permits us to "incorporate by reference" the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. Specifically, we incorporate by reference:

  •
  our annual report on Form 10-K for the fiscal year ended December 31, 2007, which we filed on February 29, 2008;

  •
  our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2008, which we filed on May 9, 2008;

  •
  the description of our common stock in our Form 8-A, which we filed on August 7, 1997 and amended on July 27, 1999, and any amendments or reports filed for the purpose of updating this description;

  •
  the description of our currently outstanding Series A preferred stock in our Form 8-A, which we filed on November 10, 1999;

  •
  the description of our currently outstanding Series B preferred stock in our Form 8-A, which we filed on June 9, 2005;

  •
  our current reports on Form 8-K, which we filed on January 3, 2008, January 9, 2008, January 11, 2008, January 29, 2008, February 6, 2008, February 15, 2008, March 4, 2008, April 2, 2008, April 23, 2008, June 16, 2008 and June 19, 2008; and

  •
  all documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before we sell all of the securities offered by this prospectus.

        You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Corporate Secretary
SLM Corporation
12061 Bluemont Way
Reston, VA 20190
(703) 810-3000

        You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

        Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

        You should understand that the following important factors could cause our results to differ materially from those expressed in forward-looking statements:

  •
  changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in these laws and regulations that may reduce the volume, average term, costs and yields on education loans under the Federal Family Education Loan Program or for non-FFELP loans or result in loans being originated or refinanced under non-FFELP programs or affect the terms upon which banks and others agree to sell FFELP loans to us;

  •
  changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, which could reduce demand for our products and services or increase our costs; and

  •
  changes in the general interest rate environment, in the capital markets or in the securitization markets for education loans, which could increase the costs or limit the availability of financings necessary to originate, purchase or carry education loans.

SLM CORPORATION

        SLM Corporation is a holding company that operates through a number of subsidiaries. We were formed in 1972 as the Student Loan Marketing Association, a federally chartered government-sponsored enterprise ("GSE"), with the goal of furthering access to higher education by acting as a secondary market for student loans. In 2004, we completed the transformation to a private company through the wind-down of the GSE. The GSE's outstanding obligations were placed into a Master Defeasance Trust Agreement as of December 29, 2004, which was fully collateralized by direct, noncallable obligations of the United States.

        Our primary business is to originate and hold student loans by providing funding, delivery and servicing support for education loans in the United States through our participation in the Federal Family Education Loan Program ("FFELP") and through our own non-federally guaranteed Private Education Loan programs. We primarily market our FFELP Stafford Loans and Private Education Loans through on-campus financial aid offices. We have also expanded into direct-to-consumer marketing, primarily for Private Education Loans, to reach those students and families that choose not to consult with the financial aid office.

        We also earn fees for a number of services, including student loan and guarantee servicing, 529 college-savings plan administration, debt collection and providing processing capabilities and information technology to educational institutions. We also operate a consumer savings network through Upromise, Inc.

        Our principal executive offices are located at 12061 Bluemont Way, Reston, VA 20190, and our telephone number is (703) 810-3000.

USE OF PROCEEDS

        Unless the applicable prospectus supplement states otherwise, we intend to use the net proceeds from the sale of the offered securities for general corporate purposes.

SECURITIES WE MAY OFFER

        This section describes the general terms and provisions of the securities to which this prospectus and any prospectus supplement relates.

Types of Securities

        The types of securities that we may offer and sell from time to time by this prospectus are:

  •
  debt securities, which we may issue in one or more series;

  •
  preferred stock, which we may issue in one or more series;

  •
  common stock;

  •
  warrants entitling the holders to purchase common stock, preferred stock or debt securities;

  •
  warrants or other rights relating to foreign currency exchange rates; or

  •
  warrants for the purchase or sale of debt securities of, or guaranteed by, the United States government or its agencies, units of a stock index or a stock basket or a commodity or a unit of a commodity index.

        We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them.

ADDITIONAL INFORMATION

        We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities that we may offer in the future. Each prospectus supplement will include the following information:

  •
  the type and amount of securities that we propose to sell;

  •
  the initial public offering price of the securities;

  •
  the names of the underwriters or agents, if any, through or to which we will sell the securities;

  •
  the compensation, if any, of those underwriters or agents;

  •
  information about securities exchanges or automated quotation systems on which the securities will be listed or traded;

  •
  any material United States federal income tax considerations that apply to the securities; and

  •
  any other material information about the offering and sale of the securities.

DESCRIPTION OF DEBT SECURITIES

        This section discusses debt securities we may offer under this prospectus.

        We will issue debt securities under an indenture, dated as of October 1, 2000, between us and The Bank of New York, as successor to JPMorgan Chase Bank, National Association, as trustee, as amended or supplemented from time to time. The Bank of New York is located in New York, New York and is qualified to act as trustee under the Trust Indenture Act of 1939. The indenture permits there to be more than one trustee under the indenture with respect to different series of debt securities. The indenture is governed by the Trust Indenture Act.

        The following is a summary of the indenture. It does not restate the indenture entirely. We urge you to read the indenture. The indenture and any applicable indenture supplement will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may inspect them at the office of the trustee, or as described under the heading "Where You Can Find More Information." References below to an "indenture" are references to the indenture and the applicable indenture supplement under which we issue a particular series of debt securities.

Terms of the Debt Securities

        Our debt securities will be unsecured obligations of SLM Corporation. We may issue them in one or more series. Authorizing resolutions, a certificate or a supplemental indenture will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement with, for some offerings, a pricing supplement, for each series of debt securities that will describe:

  •
  the title of the debt securities and their CUSIP and ISIN numbers, as applicable;

  •
  any limit upon the aggregate principal amount of the series of debt securities;

  •
  the date or dates on which principal and premium, if any, of the debt securities will be payable;

  •
  if the debt securities will bear interest:

  • the interest rate on the debt securities or the method by which the interest rate may be determined;

  • the date from which interest will accrue;

  • the record and interest payment dates for the debt securities;

    • any circumstances under which we may defer interest payments; and

    • the basis upon which interest shall be calculated if other than on the basis of a 360-day year of twelve 30-day months;

  •
  the place or places where:

  • we can make payments on the debt securities;

  • the debt securities can be surrendered for registration of transfer or exchange; and

  • notices and demands can be given to us relating to the debt securities and under the applicable indenture, and where notices to holders pursuant to the applicable indenture will be published;

  •
  any optional redemption provisions that would permit us or the holders of debt securities to elect to redeem the debt securities before their final maturity;

  •
  any conversion features;

  •
  any sinking fund provisions that would obligate us to redeem the debt securities;

  •
  whether any of the debt securities are to be issuable as registered securities, bearer securities or both, whether debt securities are to be issuable with or without coupons or both and, if issuable as bearer securities, the date as of which the bearer securities will be dated (if other than the date of original issuance of the first debt security of that series of like tenor and term to be issued) and any restrictions applicable to the offering, sale or delivery of bearer securities and whether, and the terms upon which, bearer securities of a series may be exchanged for registered securities of the same series or viceversa;

  •
  whether all or part of the debt securities will be issued in whole or in part as temporary or permanent global securities and, if so, the depositary for those global securities and a description of any book-entry procedures relating to the global securities;

  •
  if we issue temporary global securities, any special provisions dealing with the payment of interest and any terms relating to the ability to exchange interests in a temporary global security for interests in a permanent global security or for definitive debt securities;

  •
  the denominations in which the debt securities will be issued, if other than $1,000 or an integral multiple of $1,000;

  •
  the portion of the principal amount of debt securities payable upon a declaration of acceleration of maturity, if other than the full principal amount;

  •
  the currency or currencies in which the debt securities will be denominated and payable and, if a composite currency, any related special provisions;

  •
  any circumstances under which the debt securities may be paid in a currency other than the currency in which the debt securities are denominated and any related provisions;

  •
  the manner in which principal, premium and interest on debt securities will be determined if they are determined with reference to an index based upon a currency or currencies other than that in which the debt securities are denominated or payable;

  •
  any events of default that will apply to the debt securities in addition to those contained in the applicable indenture;

  •
  whether the issue of debt securities may be "reopened" by offering additional securities with substantially the same terms;

  •
  any additions or changes to the covenants contained in the applicable indenture and the ability, if any, of the holders to waive our compliance with those additional or changed covenants;

  •
  whether the provisions described below under the heading "Defeasance" apply to the debt securities;

  •
  the identity of the security registrar and paying agent for the debt securities if other than the applicable trustee;

  •
  any risk factors; and

  •
  any other terms of the debt securities.

Covenants Contained in Indenture

        The indenture does not restrict our ability to put liens on our interests in our subsidiaries, and it does not restrict our ability to sell or otherwise dispose of our interests in any of our subsidiaries.

        We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under the indenture.

Consolidation, Merger or Sale

        The indenture generally permits us to consolidate with or merge into another entity. It also permits us to sell, transfer or lease all or substantially all of our property and assets. These transactions are permitted if:

  •
  the resulting or acquiring entity, if it is not us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our obligations under the indenture, including the payment of all amounts due on the debt securities and performance of obligations under the indenture;

  •
  immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists; and

  •
  we deliver to the trustee an officers' certificate and an opinion of counsel stating that the transactions comply with these conditions.

        If we consolidate with or merge into any other entity or sell, transfer or lease all or substantially all of our property and assets to any entity according to the terms and conditions of the indenture, the resulting or acquiring entity will succeed to, and be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the indenture, in our name and, except in the case of a lease of all or substantially all of our properties, we will be released from all our liabilities and obligations under the indenture and under the debt securities.

Events of Default and Remedies

        An event of default with respect to any series of debt securities is defined in the indenture as being:

  •
  default for 30 days in payment of any installment of interest on any debt security of that series;

  •
  default in payment of the principal of or premium, if any, on any of the debt securities of that series when due;

  •
  default for 60 days after notice in the observance or performance of any other covenants in the indenture or applicable supplemental indenture relating to that series; and

  •
  our bankruptcy, insolvency or reorganization.

        Additional events of default for your series of debt securities may be defined in a supplemental indenture for your securities.

        The indenture provides that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal, premium, if any, or interest, if any, with respect to a series of debt securities, if the trustee considers it in the interest of the holders of that series of debt securities to do so.

        The indenture provides that if any event of default (other than our bankruptcy, insolvency or reorganization) has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding, acting together as a single class, may declare the principal amount of and all accrued but unpaid interest on all the debt securities of that series to be due and payable immediately. If our bankruptcy, insolvency or reorganization causes an event of default, the principal amount of and all accrued but unpaid interest on all series of debt securities that are affected by the event of default will be immediately due and payable without any declaration or action by the trustee or the holders.

        The holders of a majority in principal amount of the debt securities of a series then outstanding that are affected by an event of default, acting as a single class, by notice to the trustee, may waive any existing default, other than any event of default in payment of principal or interest or in respect of an indenture provision that may be amended only with the consent of the holder of each affected debt security. Holders of a majority in principal amount of debt securities of any series affected by an event of default that were entitled to declare the event of default may rescind the declaration and its consequences if the recission will not conflict with any judgment and if all existing events of default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

        The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to that series, subject to limitations specified in the indenture.

Defeasance

        Defeasance and Discharge.    At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of the indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if we irrevocably deposit with the trustee, in trust, sufficient money or, if the debt securities of that series are denominated and payable in U.S. dollars only, eligible instruments, to pay the principal, any interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the indenture and the terms of the debt securities.

        When we use the term "eligible instruments" in this section, we mean monetary assets, money market instruments and securities that are payable in dollars only and are essentially risk free as to collection of principal and interest, including:

  •
  direct obligations of the United States backed by the full faith and credit of the United States; or

  •
  any obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States if the timely payment of the obligation is unconditionally guaranteed as a full faith and credit obligation by the United States.

        In the event that we deposit money and/or eligible instruments in trust and discharge our obligations under a series of debt securities as described above, then:

  •
  the indenture will no longer apply to the debt securities of that series; but certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities, to maintain paying agencies and the trust funds and to pay additional amounts, if any, required as a result of U.S. withholding taxes imposed on payments to non-U.S. persons will continue to apply; and

  •
  holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and any interest on the debt securities of that series.

        Defeasance of Covenants and Events of Default.    At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of the indenture. If we so provide and we make the deposit, we will not have to comply with any covenant we designate when we establish the series of debt securities.

        In the event of a covenant defeasance, our obligations under the indenture and the debt securities, other than with respect to the covenants specifically referred to above, will remain in effect.

        If we exercise our option not to comply with any covenant and the debt securities of the series become immediately due and payable because an event of default has occurred, other than as a result of an event of default related to a covenant that is subject to defeasance, the amount of money and/or eligible instruments on deposit with the applicable trustee will be sufficient to pay the principal, any interest, any premium and any other sums, due on the debt securities of that series, such as sinking fund payments, on the date the payments are due under the applicable indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. We would remain liable, however, for the balance of the payments.

Registration and Transfer

        Unless we indicate otherwise in the applicable prospectus supplement, we will issue debt securities only as registered securities without coupons. Debt securities that we issue as bearer securities will have interest coupons attached, unless we indicate otherwise in the applicable prospectus supplement.

        With respect to registered securities, we will keep or cause to be kept a register in which we will provide for the registration of registered securities and the registration of transfers of registered securities. We will appoint a "security registrar," and we may appoint any "co-security registrar," to keep the security register.

        Upon surrender for registration of transfer of any registered security of any series at our office or agency maintained for that purpose in a place of payment for that series, we will execute one or more new registered securities of that series in any authorized denominations, with the same aggregate principal amount and terms. At the option of the holder, a holder may exchange registered securities of any series for other registered securities of that series, or bearer securities (along with all necessary related coupons) of any series for registered securities of the same series. Registered securities will not be exchangeable for bearer securities in any event.

        We will agree in the indenture that we will maintain in each place of payment for any series of debt securities an office or agency where:

  •
  any debt securities of each series may be presented or surrendered for payment;

  •
  any registered securities of that series may be surrendered for registration of transfer;

  •
  debt securities of that series may be surrendered for exchange or conversion; and

  •
  notices and demands to or upon us in respect of the debt securities of that series and the indenture may be served.

        We will not charge holders for any registration of transfer or exchange of debt securities. We may require holders to pay for any tax or other governmental charge that may be imposed in connection with any such registration of transfer or exchange, other than exchanges expressly provided in the indenture to be made at our own expense or without expense or without charge to the holders.

Global Securities

        We may issue debt securities of a series, in whole or in part, in the form of one or more global securities, registered in the name of Cede & Co., the nominee of The Depository Trust Company, New York, New York, unless the prospectus supplement or pricing supplement describes another depositary or states that no global securities will be issued. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole by:

  •
  DTC to its nominee;

  •
  DTC's nominee to the depositary or another nominee of the depositary; or

  •
  DTC or any nominee to a successor depositary or any nominee of that successor.

        Upon the issuance of a global security, DTC will credit, on its book-entry registration and transfer system, the principal amount of the securities represented by the global security to accounts of institutions that have accounts with DTC. Institutions that have accounts with DTC are referred to as "participants." The accounts to be credited will be designated by the agents, or by us if we sell the securities directly. Owners of beneficial interests in a global security that are not participants or persons that may hold through participants but desire to purchase, sell or otherwise transfer ownership of the securities by book-entry on the records of DTC may do so only through participants and persons that may hold through participants. Because DTC can only act on behalf of participants and persons that may hold through participants, the ability of an owner of a beneficial interest in a global security to pledge securities to persons or entities that do not participate in the book-entry and transfer system of DTC, or otherwise take actions in respect of the securities, may be limited. In addition, the laws of some states require that some purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair a purchaser's ability to transfer beneficial interests in a global security.

        So long as DTC, or its nominee, is the registered owner of a global security, DTC or its nominee will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Generally, owners of beneficial interest in a global security will not be entitled to have securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of securities in definitive form and will not be considered the owners or holders of the securities under the indenture.

        Principal and interest payments on securities registered in the name of DTC or its nominee will be made to DTC or its nominee as the registered owner of a global security. Neither we, the trustee, any paying agent nor the security registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We expect that DTC, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of a global security as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in "street name," and will be the responsibility of such participants. Owners of beneficial interests in a global security that hold through DTC under a book-entry format (as opposed to holding certificates directly) may experience some delay in the receipt of interest payments since DTC will forward payments to its participants, which in turn will forward them to persons that hold through participants.

        If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us or DTC within ninety days, we will issue securities in definitive registered form in exchange for a global security. In addition, either we or DTC may at any time, in our sole discretion, determine not to have the securities represented by a global security and, in that event, we will issue securities in definitive registered form in exchange for the global security. In either instance, an owner of a beneficial interest in a global security will be entitled to have securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the securities in definitive form.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law; a member of the Federal Reserve System; a "clearing corporation" within the meaning of the New York Uniform Commercial Code; a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act, as amended; and a "banking organization" within the meaning of the New York Banking Law. DTC holds securities that its participants deposit with DTC. DTC also facilitates settlement of securities transactions among its participants, such as transfers and pledges in deposited securities, through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by several DTC participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, including banks, brokers, dealers and trust companies, that clear through or maintain a custodian relationship with a participant, whether directly or indirectly.

Payment and Paying Agents

        Unless we indicate otherwise in a prospectus supplement:

  •
  we will maintain an office or agency in each place of payment for any series of debt securities where debt securities of that series may be presented or surrendered for payment; we may also from time to time designate one or more other offices or agencies where debt securities of one or more series may be presented or surrendered for payment and may appoint one or more paying agents for the payment of debt securities, in one or more other cities, and may from time to time rescind these designations and appointments;

  •
  at our option, we may pay any interest by check mailed to the address of the person entitled to payment as that address appears in the applicable security register kept by us or by wire transfer; and

  •
  we will pay any installment of interest on registered securities to the person in whose name the debt security is registered at the close of business on the regular record date for that payment.

        The holder of any coupon relating to a bearer security will be entitled to receive the interest payable on that coupon upon presentation and surrender of the coupon on or after the interest payment date of the coupon. We will not make payment with respect to any bearer security at any of our offices or agencies in the United States, by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

Modification and Amendment

        Some of our rights and obligations and some of the rights of holders of the debt securities may be modified or amended with the written consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of each series of debt securities affected by the modification or amendment, with each series voting as a class. The following modifications and amendments, however, will not be effective against any holder without its consent:

  •
  a reduction of the amount of debt securities whose holders must consent to an amendment or waiver;

  •
  a change in the rate of or in the time for payment of interest on any debt securities;

  •
  a change in the principal (and the premium, if any) of or a change in the fixed maturity of any debt securities;

  •
  a waiver of a default in the payment of principal (and the premium, if any) of or interest on any debt securities;

  •
  a change in the currency in which any payment on the debt securities is payable;

  •
  any change in Section 6.04 of the Indenture (Waiver of Existing Defaults), Section 6.07 of the Indenture (Rights of Holders to Receive Payment), or a modification of any of the foregoing requirements.

Concerning the Trustee

        The Bank of New York, as successor trustee to JPMorgan Chase Bank, National Association, provides and may continue to provide various services to us in the ordinary course of its business. The indenture contains limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any claim as security or otherwise. The indenture permits the trustee to engage in other transactions; but if it acquires any conflicting interest, it must eliminate the conflict or resign.

        The indenture provides that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The laws of the State of New York will govern the indenture and the debt securities.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock is 1,125,000,000 shares of common stock, $.20 par value, and 20,000,000 shares of preferred stock, $.20 par value. As of April 30, 2008, 466,839,845 shares of our common stock and 8,450,000 shares of our preferred stock were outstanding.

Common Stock

        We are registering shares of our common stock primarily to preserve our flexibility to deliver or sell shares of our common stock in connection with the settlement of privately negotiated equity forward purchase contracts. We may also issue common stock upon conversion, exercise or exchange of any debt securities, preferred stock or warrants or in connection with acquisitions.

        Our common stock is described in our registration statement on Form 8-A, which we filed with the SEC on August 7, 1997, as amended by our Form 8-A/A, which we filed with the SEC on July 27, 1999. These documents are incorporated by reference into this prospectus.

        We will distribute a prospectus supplement with regard to each issue of common stock. Each prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement and any general terms outlined in our Form 8-A, as amended, that will not apply to that common stock.

Preferred Stock

        We may issue preferred stock in one or more series with any rights and preferences that may be authorized by our board of directors. Our currently outstanding Series A preferred stock is described in our registration statement on Form 8-A, which we filed with the SEC on November 10, 1999. Our currently outstanding Series B preferred stock is described in our registration statement on Form 8-A, which we filed with the SEC on June 9, 2005. Each of these registration statements are incorporated by reference into this prospectus. Our currently outstanding Series C mandatory convertible preferred stock is described in our prospectus supplement dated December 27, 2007, which we filed with the SEC on December 28, 2007.

        We will distribute a prospectus supplement with regard to each particular series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

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  the title of the series of preferred stock;

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  any limit upon the number of shares of the series of preferred stock that may be issued;

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  the preference, if any, to which holders of the series of preferred stock will be entitled upon our liquidation;

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  the date or dates, if any, on which we will be required or permitted to redeem the preferred stock;

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  the terms, if any, on which we or holders of the preferred stock will have the option to cause the preferred stock to be redeemed or purchased;

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  the voting rights, if any, of the holders of the preferred stock;

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  the dividends, if any, that will be payable with regard to the series of preferred stock, which may be fixed dividends or participating dividends, and may be cumulative or non-cumulative;

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  the right, if any, of holders of the preferred stock to convert it into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

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  any provisions by which we will be required or permitted to make payments to a sinking fund to be used to redeem preferred stock, or a purchase fund to be used to purchase preferred stock; and

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  any other material terms of the preferred stock.

        Any or all of these rights may be greater than the rights of the holders of common stock.

        Our board of directors, without shareholder approval, may issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of our common stock. The terms of the preferred stock that might be issued could conceivably prohibit us from:

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  consummating a merger;

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  reorganizing;

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  selling substantially all of our assets;

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  liquidating; or

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  engaging in other extraordinary corporate transactions without shareholder approval.

        Preferred stock could therefore be issued with terms calculated to delay, defer or prevent a change in our control or to make it more difficult to remove our management. Our issuance of preferred stock may have the effect of decreasing the market price of the common stock.

DESCRIPTION OF WARRANTS

        We may issue:

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  warrants for the purchase of debt securities, preferred stock, common stock or units of two or more of these types of securities;

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  currency warrants, which are warrants or other rights relating to foreign currency exchange rates; or

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  index warrants, which are warrants for the purchase or sale of debt securities of, or guaranteed by, the United States government or its agencies, units of a stock index or a stock basket or a commodity or a unit of a commodity index.

        Warrants may be issued independently or together with debt securities, preferred stock or common stock, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants.

        We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe:

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  in the case of warrants to purchase debt securities, the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of the warrants, and the price at which you may purchase the debt securities upon exercise;

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  in the case of warrants to purchase preferred stock, the designation, number of shares, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants, and the price at which you may purchase shares of preferred stock of that series upon exercise;

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  in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of the warrants and the price at which you may purchase shares of common stock upon exercise;

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  in the case of currency warrants, the designation, aggregate principal amount, whether the currency warrants are put or call currency warrants or both, the formula for determining any cash settlement value, exercise procedures and conditions, the date on which your right to exercise the currency warrants commences and the date on which your right expires, and any other terms of the currency warrants;

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  in the case of index warrants, the designation, aggregate principal amount, the procedures and conditions relating to the exercise of the index warrants, the date on which your right to exercise the index warrants commences and the date on which your right expires, the national securities exchange on which the index warrants will be listed, if any, and any other material terms of the index warrants;

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  in the case of warrants to purchase units of two or more securities, the type, number and terms of the units purchasable upon exercise of the warrants and the price at which you may purchase units upon exercise;

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  the period during which you may exercise the warrants;

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  any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise;

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  the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

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  any other material terms of the warrants.

        Unless we provide otherwise in a prospectus supplement, warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only, and will be issued in registered form only. The exercise price for warrants will be subject to adjustment as described in the prospectus supplement for those warrants.

        Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the securities purchasable upon exercise, including:

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  in the case of warrants for the purchase of debt securities, the right to receive payments of principal of or any premium or interest on the debt securities purchasable upon exercise, or to enforce covenants in the applicable indenture; or

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  in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

PLAN OF DISTRIBUTION

        We may sell any of the securities being offered by this prospectus separately or together:

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  through agents;

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  to or through underwriters who may act directly or through a syndicate represented by one or more managing underwriters;

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  through dealers;

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  through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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  in exchange for our outstanding indebtedness;

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  directly to purchasers, through a specific bidding, auction or other process; or

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  through a combination of any of these methods of sale.

        If the securities offered under this prospectus are issued in exchange for our outstanding securities, the applicable prospectus supplement will describe the terms of the exchange, and the identity and the terms of sale of the securities offered under this prospectus by the selling security holders.

        The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices that may be changed, at market prices prevailing at the time of sale or prices related to prevailing market prices or at negotiated prices.

        Agents designated by us from time to time may solicit offers to purchase the securities. We will name any agent involved in the offer or sale of the securities and set forth any commissions payable by us to an agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an "underwriter" of the securities as that term is defined in the Securities Act.

        If we utilize an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of securities. We will describe any of these activities in the prospectus supplement.

        If a dealer is utilized in the sale of the securities, we or an underwriter will sell securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

        We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process, if utilized.

        Agreements we enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of these liabilities. The prospectus supplement will describe the terms and conditions of indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates, may be our customers, or engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

        Certain of the agents, underwriters and dealers that we sell the securities offered under this prospectus to or through, and certain of their affiliates, engage in transactions with and perform services for us in the ordinary course of business. We may enter into hedging transactions in connection with any particular issue of the securities offered under this prospectus, including forwards, futures, options, interest rate or exchange rate swaps and repurchase or reverse repurchase transactions with, or arranged by, the applicable agent, underwriter or dealer, an affiliate of that agent, underwriter or dealer or an unrelated entity. We, the applicable agent, underwriter or dealer or other parties may receive compensation, trading gain or other benefits in connection with these transactions. We are not required to engage in any of these transactions. If we commence these transactions, we may discontinue them at any time. Counterparties to these hedging activities also may engage in market transactions involving the securities offered under this prospectus.

        No securities may be sold under this prospectus without delivery (in paper format, in electronic format, in electronic format on the Internet, or by other means) of the applicable prospectus supplement describing the method and terms of the offering.

LEGAL MATTERS

        Michael E. Sheehan, Esq., who is our Senior Vice President and General Counsel, or another of our lawyers, will issue an opinion about the legality of the securities offered by this prospectus. Mr. Sheehan owns shares of our common stock and holds stock options and stock-based awards under our compensation and management incentive plans. Other of our lawyers may also own our common stock and hold similar stock options or awards. They may receive additional awards under these plans in the future.

        Certain legal matters will be passed upon for any underwriters or agents by Cadwalader, Wickersham & Taft LLP, Washington, DC. Cadwalader, Wickersham & Taft LLP represents us in other legal matters. Certain other legal matters will be passed upon for SLM Corporation by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.